Exagen Inc. Announces $26.2 Million Debt Refinancing

November 21, 2019

SAN DIEGO, CA – Exagen Inc. (Nasdaq: XGN), an organization dedicated to transforming the care continuum for patients suffering from debilitating and chronic autoimmune diseases by enabling timely differential diagnosis and optimizing therapeutic intervention, announced today that it entered into an amendment to its loan and security agreement with its primary lender, an affiliate of Innovatus Capital Partners, LLC (“Innovatus”). The amended agreement provides a $26.2 million, 5-year term loan at 8.5% interest, of which 2.0% is paid in-kind in the form of additional term loans. Additional information regarding the amendment is available in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2019.
“This refinancing is a continuation of Innovatus Capital Partners’ investment in Exagen’s future. This agreement, following our recent IPO, further strengthens our financial position and will assist us in executing on our strategic vision to ‘Own the Rheumatology Hilltop,’” said Ron Rocca, President and Chief Executive Officer of Exagen.
“We are delighted to continue our support of Exagen in its pursuit of transforming the care for patients suffering from chronic autoimmune diseases,” said Claes Ekstrom, Managing Director at Innovatus. “We look forward to supporting the outstanding team at Exagen in their mission to improve patient outcomes and lower healthcare costs.”
About Exagen
Exagen is dedicated to transforming the care continuum for patients suffering from debilitating and chronic autoimmune diseases by enabling timely differential diagnosis and optimizing therapeutic intervention. Exagen has developed and is commercializing a portfolio of innovative testing products under its AVISE® brand, several of which are based on our proprietary Cell-Bound Complement Activation Products, or CB-CAPs, technology. CB-CAPs assess the activation of the complement system, a biological pathway that is widely implicated across many autoimmune and autoimmune-related diseases, including systemic lupus erythematosus, or SLE. Exagen’s goal is to enable rheumatologists to improve care for patients through the differential diagnosis, prognosis and monitoring of complex autoimmune and autoimmune-related diseases, including SLE and rheumatoid arthritis, or RA. Exagen’s model of integrating testing products and therapeutics positions Exagen to offer targeted solutions to rheumatologists and, ultimately, better serve patients. For more information, please visit www.Exagen.com.
Innovatus Capital Partners, LLC
Innovatus Capital Partners, LLC, is an independent adviser and portfolio management firm with approximately $1.7B in assets under management. Innovatus adheres to an investment strategy that identifies disruptive and growth opportunities across multiple asset categories with a unifying theme of capital preservation, income generation, and upside optionality. The firm has a dedicated team of life sciences investment professionals with deep experience in healthcare, including life sciences. Innovatus and its principals have significant experience providing debt financing to medical device, diagnostics, and biotechnology companies that address unmet medical needs, improve patient outcomes, and reduce overall healthcare expenditures. Further information can be found at www.innovatuscp.com.
Forward Looking Statements
Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, express or implied statements regarding the company’s anticipated future growth. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: the company’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products and promoted therapeutics among rheumatologists, patients, third-party payers and others in the medical community; the company’s ability to successfully execute on its Dx/Rx strategy, including its promotion efforts for SIMPONI®; the company’s dependence on third parties for reagents, equipment and other materials used in its testing products; third-party payers not providing coverage and adequate reimbursement for the company’s testing products or promoted therapeutics; the company’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting the company’s business; the company may not achieve its guidance for 2019; and other risks described in the company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACTS:
Investors
Westwicke Partners
Mike Cavanaugh
Mike.Cavanaugh@westwicke.com
646.677.1838

Company
Exagen Inc.
Kamal Adawi
kadawi@exagen.com
760.477.5514